Exhibit 99.2

For Immediate Release

INSPIRE ANNOUNCES CORPORATE RESTRUCTURING AND

STRATEGIC FOCUS ON EYE CARE BUSINESS

- Estimated to Save More Than $40 Million in 2011 -

- Denufosol Development Program Discontinued -

RALEIGH, NC - February 17, 2011 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today a strategic corporate restructuring designed to result in the Company focusing activities on its eye care business, allowing it to fully leverage existing commercial capabilities, pipeline assets and related corporate development and licensing opportunities.

Adrian Adams, President and CEO of Inspire, stated, “We conducted a strategic evaluation of our operations following the recent announcement of the disappointing results with our cystic fibrosis (CF) program and believe the prudent strategy for Inspire is to leverage our eye care business and discontinue our pulmonary therapeutic focus. Therefore, we are implementing a substantial corporate restructuring that we anticipate will enable us to drive toward profitability and positive cash flow by significantly reducing our cost base and cash burn. Our eye care business continues to generate an attractive revenue stream from growth in our anchor product, AZASITE® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, and royalties from other ophthalmic products.”

“Our assessment of the full data set from the TIGER-2 Phase 3 trial of denufosol tetrasodium for the treatment of CF, the open-label DEFY trial data and our current corporate resources supports our decision to discontinue Inspire’s development of denufosol. We want to express our sincere gratitude to the CF community including the many patients, families and care providers who supported denufosol research through their participation in our clinical trials. We also want to recognize and thank the employees affected by the corporate restructuring for their many contributions to the Company,” Adams concluded.

The corporate restructuring includes a workforce reduction of approximately 65 positions, or 27% of total headcount, which represents 45% of non-sales force headcount, primarily affecting functions in Research & Development (R&D), Manufacturing & Technical Operations and General & Administrative. There are minimal changes to the commercial infrastructure and no reductions to Inspire’s specialty eye care sales force. This strategic restructuring is estimated to result in a more than $40 million reduction in 2011 non-cost of sales operating expenses, excluding restructuring charges, as compared to 2010. This amount is estimated to include approximately $10 million of compensation expense savings and up to $30 million in reduced R&D spending. The Company expects to record a restructuring charge of $10-$13 million in the first quarter of 2011, which will include severance costs, termination of ongoing denufosol contracts and activities and the write-off of impaired assets and idle facility charges.

As mentioned in Inspire’s financial results release issued today, Inspire will host a conference call and live webcast to discuss its fourth quarter and full year 2010 financial results, 2011 financial guidance and corporate restructuring on Thursday, February 17, 2011 at 8:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 43734225. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until February 24, 2011. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 43734225.

About Inspire

Inspire is a specialty pharmaceutical company focused on developing and commercializing ophthalmic products. Inspire’s strategy is to create a sustainable portfolio of products by leveraging its commercial capabilities and pipeline assets and pursuing corporate development and licensing opportunities. Inspire’s specialty eye care sales force generates revenue from the promotion of AZASITE® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis and the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis. Inspire receives royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye and expects to begin receiving royalties in 2011 based on net sales of DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium) for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: Inspire’s ability to focus its activities on its eye care business and fully leverage its existing commercial capabilities, pipeline assets and related corporate development and licensing opportunities; the prudence of leveraging Inspire’s eye care business and discontinuing its pulmonary therapeutic focus; that implementation of the corporate restructuring will enable Inspire to drive towards profitability and positive cash flow, or to significantly reduce its cost base or cash burn; that Inspire’s eye care business will continue to generate an attractive revenue stream from growth in AZASITE and royalties from other ophthalmic products; that the corporate restructuring will result in a more than $40 million reduction in 2011 non-cost of sales operating expenses, excluding restructuring charges, as compared to 2010; that the reduction in 2011 operating expenses from the corporate restructuring will include $10 million of compensation expense savings and $30 million in reduced R&D spending; that Inspire will record a restructuring charge of $10-$13 million in the first quarter of 2011, which will include severance costs, termination of ongoing denufosol contracts and activities and the write-off of impaired assets and idle facility charges; and Inspire’s ability to create a sustainable portfolio of products by leveraging its commercial capabilities and pipeline assets and pursuing corporate development and licensing opportunities. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC.

Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 287-1219

Inspire Pharmaceuticals, Inc.

Media Contact:

Cara Amoroso

Associate Director, Corporate Communications

(919) 287-1266